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Exhibit 23.1

              [LETTERHEAD OF NUGENT & HAEUSSLER, P.C. APPEARS HERE]


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated December 13, 1996 (relating to the financial statements of Goshen Savings Bank), included in the headnote on the consolidated statements of earning on page 28, in the Registration Statement on Form S-1, Amendment Number 1 to the Registration Statement on Form S-1, Application for Conversion on Form 86-AC and related Prospectus and Prospectus Supplement of GSB Financial Corporation and any pre-effective amendments to the Form S-1 filed by GSB Financial Corporation.

                                                 /s/ Nugent & Haeussler, P.C.

April 23, 1997
Newburgh, New York